Exhibit 10.3

FIRST AMENDMENT

TO

AMENDED AND RESTATED INCENTIVE AGREEMENT

This First Amendment, dated as of July 1, 2013 (this “First Amendment”), to the Amended and Restated Incentive Bonus Agreement, dated as of September 28, 2010 (the “Agreement”), is by and between Biglari Holdings Inc., an Indiana corporation (“Company”), and Sardar Biglari (“Executive”).  All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, on April 30, 2010, Company and Executive entered into a Stock Purchase Agreement pursuant to which Executive sold to Company all of the outstanding shares of capital stock of Biglari Capital Corp., a Texas corporation (“Biglari Capital”), the general partner of The Lion Fund, L.P. (“TLF I”), for a purchase price of $1.00 plus (i) an amount equal to Biglari Capital’s adjusted capital balance in its capacity as general partner of TLF I as of April 30, 2010, and (ii) an amount equal to the total incentive reallocation allocable to Biglari Capital for the period from January 1, 2010 through April 30, 2010;

WHEREAS, in connection with the foregoing transaction, Company and Executive entered into the Agreement;

WHEREAS, as of the date hereof, Company and Executive are entering into a Stock Purchase Agreement pursuant to which Executive is purchasing from Company all of the outstanding shares of capital stock of Biglari Capital for a purchase price of $1,700,000 in cash;

WHEREAS, prior to such transaction, (i) Biglari Capital distributed to Company substantially all of the partnership interests held by it (other than the interest described in clause (ii)) in TLF I (including, without limitation, its then adjusted capital balance in its capacity as general partner of TLF I) and (ii) Biglari Capital retained a $100,000 general partner interest in each of TLF I and TLF II;

WHEREAS, concurrently with such transaction, Company contributed securities to each of TLF I and The Lion Fund II, L.P., a newly formed limited partnership of which Biglari Capital is the general partner (“TLF II” and, together with TLF I, “TLF”), in exchange for limited partnership interests in each of TLF I and TLF II (the “Contribution”);

WHEREAS, in connection with the foregoing transactions, the parties hereto desire to amend the Agreement to exclude from the calculation of the Incentive Compensation Amount, with respect to any period from and after the date hereof, any realized or unrealized gains or losses and other amounts attributable to investments by Company and its subsidiaries in investment partnerships (or equivalent) in which Company or any of its subsidiaries is a limited partner (or equivalent) and Executive (or an affiliate of Executive other than Company or any of its subsidiaries) is the general partner (or equivalent), including, without limitation, TLF I and TLF II to the extent they satisfy the foregoing criteria (“Outside Investment Partnerships”), and to make certain other changes described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

Section 1.01.  Amendment to Section 2(a)(i).  Section 2(a)(i) of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(i)   Company shall pay to Executive, determined as of the last day of each fiscal year of Company (including any fiscal year in which any of the events set forth in Section 5(a) occur) and also, solely with respect to Company’s fiscal year ending September 25, 2013 (“Fiscal 2013”), as of June 30, 2013 (each, an “Incentive Compensation Calculation Date”), incentive compensation equal to the Incentive Compensation Amount (as defined below) as of such Incentive Compensation Calculation Date; provided, however, that no duplicate Incentive Compensation Amount shall be paid to Executive in any fiscal year.  The Incentive Compensation Amount shall be paid to Executive as promptly as practicable after each Incentive Compensation Calculation Date, and in no event later than 75 days after the end of each fiscal year (the “Payment Date”), subject to Section 6(c).  The “Incentive Compensation Amount” means the amount computed (subject to proration (A) with respect to any fiscal year during the term of this Agreement in which any of the events set forth in Section 5(a) occurs, determined based on the date of such event, and (B) with respect to Fiscal 2013, determined based upon the periods from September 27, 2012 through June 30, 2013 (the “First Fiscal 2013 Period”) and from July 1, 2013 through September 25, 2013 (the “Second Fiscal 2013 Period”)) using the following formula where “x” equals 1.06 (subject to proration for the 2010 fiscal year, Fiscal 2013 (as described above) and any short fiscal year during the term of this Agreement with respect to which the Incentive Compensation Amount is determined), provided that in no event shall the Incentive Compensation Amount payable to the Executive with respect to any fiscal year exceed $10 million:

(0.25)(New Book Value - ((High Water Mark)(x)))

Section 1.02.  Amendment to Section 2(a)(ii).  The first two sentences of Section 2(a)(ii) of the Agreement are hereby amended by deleting such sentences in their entirety and replacing them with the following:

(ii)    “Book Value” equals the amount of Total Shareholders’ Equity as set forth in the Consolidated Statement of Financial Position of Company, prepared in accordance with the accounting principles adopted by Company (as set forth in Company’s Annual Report on Form 10-K for the applicable fiscal year or, in the case of the First Fiscal 2013 Period, Company’s Annual Report on Form 10-K for Company’s fiscal year ended September 26, 2012), as of the applicable Incentive Compensation Calculation Date; provided, however, that Book Value as of the applicable Incentive Compensation Calculation Date shall be determined by reference to the consolidated net income and other comprehensive income of Company, but, commencing with respect to the Second Fiscal 2013 Period, shall be calculated without reference to any investments by Company and its subsidiaries in any Outside Investment Partnerships, and appropriate adjustments to such Book Value shall be made for any dividends, shares issuances or buybacks and other factors in accordance with Exhibit A hereto (but Book Value for the next succeeding Incentive Compensation Calculation Date shall not reflect such prior adjustments); provided, however, that Book Value with respect to the First Fiscal 2013 Period shall be subject to offset to the extent of any decrease in Book Value that occurs with respect to the Second Fiscal 2013 Period (and, for purposes of determining any such offset, Book Value with respect to each such period shall be calculated without reference to (x) any investments by Company and its subsidiaries in any Outside Investment Partnerships and (y) any CAP Items related to any Outside Investment Partnerships, which, for purposes hereof, shall expressly include CAP Items related to the partnerships included within such definition prior to their becoming Outside Investment Partnerships).

Section 1.03.  Amendment to Section 2(a)(iv).  The first sentence of Section 2(a)(iv) of the Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

(iv)   “High Water Mark” equals the highest Book Value after reduction for the Incentive Compensation Amount then paid (including, in the case of the Second Fiscal 2013 Period, the Incentive Compensation Amount with respect to the First Fiscal 2013 Period even though not then paid), as of any preceding Incentive Compensation Calculation Date (but without giving effect to any adjustments made with respect to such Incentive Compensation Calculation Date and, commencing with respect to the Second Fiscal 2013 Period, calculated without reference to (x) any investments by Company and its subsidiaries in any Outside Investment Partnerships and (y) any CAP Items related to any Outside Investment Partnerships, which, for purposes hereof, shall expressly include CAP Items related to the partnerships included within such definition prior to their becoming Outside Investment Partnerships).

Section 1.04 Amendment to Section 2(a).  Section 2(a) of the Agreement is hereby amended by adding a new subsection (v) as follows:

(v)    “CAP Items” means (A) any gains/losses (realized or unrealized) and earnings (including, without limitation, dividends) on securities, prior to the date of the Contribution, that were contributed to such Outside Investment Partnerships pursuant to the Contribution, (B) the aggregate cost to acquire such securities and (C) any other items on Company’s consolidated balance sheet related to consolidated affiliated partnerships.

Section 1.05.  Amendment to Section 2(b).  The second sentence of Section 2(b) of the Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

Company shall deliver to Executive, following approval by the Committee and within forty-five (45) days after the applicable Incentive Compensation Calculation Date (in the case of Fiscal 2013, September 25, 2013), a statement (the “Incentive Compensation Statement”) setting forth the New Book Value and Incentive Compensation Amount with respect to such Incentive Compensation Calculation Date (in the case of Fiscal 2013, with respect to both the First Fiscal 2013 Period and the Second Fiscal 2013 Period) and showing its calculations in reasonable detail.

Section 1.06.  Amendment to Section 4.  Section 4 of the Agreement is hereby amended by deleting the text in each of paragraphs (a), (e), (f), (g) and (h) thereof and replacing such text with “Intentionally Omitted.” and by changing the heading of such section to “Definitions.”

Section 1.07.  Amendment to Section 5(a).  Section 5(a) of the Agreement is hereby amended by deleting the words “If the Purchase Option is not exercised by Executive pursuant to Section 4 on or prior to, and expires on, the Option Expiration Date, then, upon the occurrence of any of the events set forth in Section 4(a),” and replacing them with the following:

“Following the third anniversary of the date of this Agreement, if (i) there is a Change of Control, (ii) Executive is terminated by Company without Cause or (iii) Executive resigns from his employment with Company for Good Reason,”

Section 1.08    Amendment to Section 6(d).  Section 6(d) of the Agreement is hereby amended by deleting the addresses for notice provided therein and replacing them with the following addresses for notice:

(i)        To Company:

Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas  78257
Attention:             Controller
Chairman of Governance, Compensation and
Nominating Committee
Facsimile:               (210) 344-3411

(ii)       To Executive:

Sardar Biglari
17802 IH 10 West, Suite 400
San Antonio, Texas  78257
Facsimile:               (210) 344-3411

Section 1.09.  Amendment to Exhibit A.  The third bullet point of Exhibit A to the Agreement is hereby amended by deleting such bullet point in its entirety and replacing it with the following:

•	Gains/losses (realized or unrealized) from investments (other than investments held by any Outside Investment Partnerships) are included in Book Value

Section 1.10.  Amendment to Exhibit A.  The last row of the table in Exhibit A to the Agreement is hereby amended by deleting such row in its entirety and replacing it with the following:

Include in Book Value Calculation	Exclude from Book Value Calculation
o      Unrealized and realized gains/losses on the mark to market of certain investments and derivatives classified as hedges (other than such investments and derivatives held by any Outside Investment Partnerships)
X

Section 2         General Provisions.

                (a)           Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to the conflict of laws principles thereof.

(b)          Counterparts.  This Amendment may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c)           No Other Amendments.  Other than as set forth above, the Agreement shall remain in full force and effect.  On or after the date of this First Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this First Amendment, and this First Amendment shall be deemed to be a part of the Agreement.  Notwithstanding the foregoing, references to the date of the Agreement, “the date hereof,” “the date of this Agreement” and similar references shall continue to refer to September 28, 2010, and references to the date of the First Amendment, “the date of the First Amendment” and similar references shall refer to July 1, 2013.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

BIGLARI HOLDINGS INC.

By:	/s/ Bruce Lewis
Bruce Lewis
Controller

EXECUTIVE

/s/ Sardar Biglari
Sardar Biglari